Exhibit 4.22(e)

AMENDMENT NO. 5 TO RECEIVABLES PURCHASE AGREEMENT

AMENDMENT dated as of August 3, 2006 to the RECEIVABLES PURCHASE AGREEMENT dated as of December 17, 2003 (as amended, the “Agreement”) among LYONDELL FUNDING II, LLC, a Delaware limited liability company (the “Seller”), LYONDELL CHEMICAL COMPANY, a Delaware corporation, as the Servicer (as hereinafter defined), the banks and other financial institutions listed on the signature pages hereof as the Initial Purchasers (the “Initial Purchasers”), and CITICORP USA, INC., a Delaware corporation (“CUSA”), as asset agent and administrative agent (the “Agent”) for the Purchasers.

The parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement has the meaning assigned to such term in the Agreement.

SECTION 2. Amendments. (a) The following defined terms in Section 1.1 of the Agreement are amended to read in their entirety as follows:

“Lyondell Joint Ventures” means Equistar, LCR, Millennium and any Future Joint Venture; provided that upon the consummation of a Permitted LCR Sale (as defined in the Lyondell Undertaking), LCR shall no longer be a “Lyondell Joint Venture”.

“Material Debt” means Indebtedness of Lyondell and/or one or more of its Subsidiaries (including for this purpose the Lyondell Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

“Receivables Pool” means at any time the aggregation of all then outstanding Receivables sold or otherwise transferred by the Originators to the Seller.

(b) Each reference to “Receivables” in the definitions of Credit and Collection Policy and Securitization Transaction is changed to “Pool Receivables”.

(c) Section 7.1(f) is amended to read in its entirety as follows:

(f) (i) any Transaction Party or any Material Subsidiary (x) shall commence a voluntary case or other proceeding seeking liquidation,

reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or (y) shall fail generally to pay its debts as they become due; or (z) shall take any corporate action to authorize any of the foregoing; or (ii) an involuntary case or other proceeding shall be commenced against any Transaction Party or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (iii) an order for relief shall be entered against any Transaction Party or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect (for purposes of this Section 7.1(f), a Material Subsidiary includes the Lyondell Joint Ventures, but excludes LCR and Millennium and its Subsidiaries so long as such Person is not at the time (x) an Originator or (y) a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes); or

(d) Section 7.1(k) is amended to read in its entirety as follows:

(k) (i) one or more judgments or orders for the payment of money shall be rendered by a court or other tribunal or governmental agency against the Seller or (ii) judgments or orders for the payment of money exceeding $50,000,000 in aggregate amount (exclusive of amounts covered by insurance as to which the carrier has not contested coverage) shall be rendered against a Transaction Party (other than the Seller) or any Subsidiary (including for this purpose the Lyondell Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time (x) an Originator or (y) a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), and such judgments or orders shall continue undischarged, unsatisfied and unstayed for a period of 30 days; or enforcement remedies in respect of any such judgments or orders shall be commenced; or

SECTION 3. Limited Waiver and Consent. The Purchasers hereby:

(a) waive the provisions of Section 5.3(o) of the Agreement to the extent necessary to permit execution and delivery of Amendment No. 1 to the

Receivables Sale Agreement in substantially in the form of Exhibit A hereto, and authorize and direct the Agent to consent thereto;

(b) authorize and consent to the Agent’s consent to instruments tendered to it for its consent by the parties to the Receivables Sale Agreement as contemplated by said Amendment No. 1 so long as the Agent shall have received evidence satisfactory to it in its sole discretion that the Receivables to be thereby excluded from “Seller Receivables” (as defined in the Receivables Sale Agreement) would not be Eligible Receivables at such time under the Agreement; and

(c) authorize and consent to Agent’s execution and delivery of such further documents and instruments as may be requested of it and it may deem reasonably necessary or appropriate to confirm such exclusion of Receivables from Seller Receivables.

SECTION 4. Contingent Amendment. Effective if, as and when a Permitted LCR Acquisition (as defined in the Lyondell Undertaking) is consummated, the definition of Lyondell Joint Ventures in Section 1.1 of the Agreement is amended to read in its entirety as follows:

“Lyondell Joint Ventures” means Equistar, Millennium and any Future Joint Venture.

SECTION 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7. Effectiveness. This Amendment shall become effective on the first date on which the Agent shall have received counterparts hereof signed by each of the Required Purchasers, the Seller and the Servicer (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LYONDELL FUNDING II, LLC, as Seller

By:	/s/ Charles L. Hall
Name:	Charles L. Hall
Title:	Vice President and Controller

LYONDELL CHEMICAL COMPANY, as Servicer

By:	/s/ Charles L. Hall
Name:	Charles L. Hall
Title:	Vice President, Controller and Chief Accounting Officer

CITICORP USA, INC.

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director Vice President

BANK OF AMERICA, N.A.

By:	/s/ Stephen King
Name:	Stephen King
Title:	Vice President

F-1

CREDIT SUISSE CAYMAN ISLANDS BRANCH

By:	/s/ Thomas R. Cantello
Name:	Thomas R. Cantello
Title:	Vice President

By:	/s/ Brian T. Caldwell
Title:	Brian T. Caldwell
Name:	Director

WELLS FARGO FOOTHILL, LLC

By:	/s/ Patrick McCormack
Name:	Patrick McCormack
Title:	Assistant Vice President

NATIONAL CITY BUSINESS CREDIT, INC., (formerly known as National City Commercial Finance, Inc.)

By:	/s/ Anthony Alexander
Name:	Anthony Alexander
Title:	Vice President

THE BANK OF NEW YORK

By:	/s/ Raymond J. Palmer
Name:	Raymond J. Palmer
Title:	Vice President

F-2